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[DANIELS & ASSOCIATES letterhead]

                                                                  Exhibit 10.122











                                                      January 20, 1994




Carolco Pictures Inc.
8800 Sunset Blvd.
Los Angeles, CA  90069

Attention:   William A. Shpall
             Executive Vice President

Gentlemen:

             This letter confirms our understanding that Carolco Pictures Inc. (which together with any of its subsidiaries is hereinafter referred to as the "Company") has engaged Daniels & Associates ("Daniels") to act as its financial advisor commencing upon the Company's acceptance of this agreement, with respect to the possible combination of the Company with LIVE Entertainment Inc. (the "Target", and together with the Company, the "Constituent Companies"), in one or a series of transactions, by (a) merger, consolidation, reorganization or other transaction pursuant to which the Company is acquired by, acquires or is combined with the Target, or (b) an acquisition involving all or a substantial amount of the business, stock or assets of the Company, or otherwise (the "Transaction").

             In connection with our engagement, we propose to undertake certain services on the Company's behalf including but not limited to advising and assisting the Company with respect to (i) evaluating the Target, (ii) the financial terms of the Transaction, (iii) the form of consideration, (iv) any negotiations relating to the Transaction and (v) structuring the Transaction.

             As compensation for the services to be provided by Daniels hereunder, the Company agrees to pay Daniels: (i) a retainer fee of $100,000, payable promptly upon the effectiveness of this agreement; (ii) additional cash compensation as set forth below; and, (iii) upon request from Daniels from time to time, to reimburse Daniels promptly for its reasonable out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by Daniels pursuant to its engagement hereunder, whether or not the Transaction is consummated but in no event more than $50,000. As Daniels will be acting on the Company's behalf, the

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Carolco Pictures Inc.
January 20, 1994
Page 2



Company agrees to indemnify Daniels as set forth in Schedule I hereto which schedule is incorporated herein and made a part hereof.

             The additional cash compensation referred to in clause (ii) above shall be Nine Hundred Thousand Dollars ($900,000). Such fee shall by payable as follows:

             (a) $450,000 upon the execution of a binding commitment letter to accomplish the Transaction; and
             (b)       $450,000 upon the closing of the Transaction.

             The Company shall make available to Daniels all information concerning its business and operations which Daniels reasonably requests and any other information relating to the Transaction prepared by the Company or any of its other advisors (collectively the "Information"). Daniels shall be entitled to rely upon all information supplied to it by the Company or its advisors and shall not in any respect be responsible for the same or to conduct any appraisal of any of the Company's assets.

             In consideration for the Company's agreement to provide the Information Daniels hereby agrees as follows:

             Daniels shall not disclose to any other party, (other than its employees, in their capacity as such, or Daniels' attorneys or accountants for the sole purpose of evaluating the Company), any Information provided by or obtained from the Company except to the extent necessary to comply with applicable law, subpoena, or valid order of a court of competent jurisdiction , in which even Daniels shall so notify the Company to enable the Company, at its expense, to seek confidential treatment of such information.

             The obligations imposed on Daniels under this paragraph shall not apply to any confidential information: (i) which is or becomes generally available to the public other than as a result of its disclosure or other dissemination or communication by Daniels or its employees; or (ii) which becomes available to Daniels on a non-confidential basis from a source other than the Company or its representatives or affiliates, provided that such source is not then bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting confidential information to Daniels by contractual or legal obligation, in either case, of which Daniels knew, or had reason to know or (iii) which was known to Daniels prior to the disclosure by the Company to Daniels.

             Daniels acknowledges that any breach of the terms of this confidentiality provision would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Daniels therefore agrees that in the event of a breach of the terms hereof or any threat of breach, the Company shall be entitled to an immediate

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Carolco Pictures Inc.
January 20, 1994
Page 3



injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Daniels or its employees, without having to prove damages and to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from Daniels.

             The Company represents and warrants that to the best of its knowledge all Information (a) made available to Daniels by the Company, (b) contained in any filing by the Company with the Securities and Exchange Commission and any other filing with any court or governmental or regulatory agency (each, and "Agency") with respect to the Transaction or (c) contained in any memorandum or offering document prepared by the Company with respect to the Transaction will, at all times during the period of the engagement of Daniels hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which they are made. The Company further represents and warrants that any projections provided by it to Daniels will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are in the Company's sole judgement reasonable. The Company acknowledges and agrees that in rendering its services hereunder, Daniels will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Daniels) without independent verification thereof by Daniels or independent appraisal by Daniels of any of the Company's assets. Daniels does not assume responsibility for the accuracy or completeness of the Information.

             This agreement may be terminated by either the Company or Daniels upon receipt of written notice to that effect by the other party. If at any time prior to the expiration of twelve (12) months after the termination or expiration of this agreement a Transaction is consummated with the Target, Daniels will be entitled to payment in full of the fees described in the third and fourth paragraphs of this letter. Upon any termination of this agreement, Daniels will be entitled to prompt reimbursement of its out-of-pocket expenses as described above. The indemnity provisions contained in Schedule I hereto will also remain operative and in full force and effect regardless of any such termination.

             Daniels Acknowledges that the relationship created pursuant to this agreement between the Company and Daniels will constitute a related party transaction required to be publicly disclosed by the Company in accordance with federal securities laws. Daniels further acknowledges that this agreement shall be of no force or effect unless and until it shall have been approved by the Board of Directors of the Company.

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Carolco Pictures Inc.
January 20, 1994
Page 4



             The validity and interpretation of this agreement shall be governed by the laws of the State of California applicable to agreements to be made and to be fully performed therein.

             The benefits of this agreement shall inure to the respective successors and assigns of the Company and the obligations and liabilities assumed in this agreement by the parties hereto shall be binding upon their respective successors and assigns. Notwithstanding the foregoing, Daniels may not assign this agreement without the prior written consent of the Company.

             After reviewing this letter, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this letter attached hereto, whereupon it shall be our binding agreement.

                                                Sincerely,

                                                DANIELS & ASSOCIATES
                                                By: DP Two, Ltd.
                                                By: DNA, Inc.



                                                By:  /s/ Michael E. Garstin
                                                   ---------------------------
                                                      Michael E. Garstin
                                                      Executive Vice President




ACCEPTED AND AGREED TO BY THE COMPANY THIS 15TH DAY OF FEBRUARY, 1994:

CAROLCO PICTURES INC.


By:  /s/ William A. Shpall
     ------------------------------------
Name:  William A. Shpall
Title:  Executive Vice President

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                                SCHEDULE I

             Carolco Pictures Inc. (the "Company") will indemnify and hold harmless Daniels & Associates ("Daniels"), and its affiliates, the respective directors, officers, agents and employees of Daniels, and its affiliates (collectively, the "Daniels Group") from and against any claims, actions, proceedings, investigations, demands, liabilities, damages, judgements, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by Daniels under this agreement, and will reimburse Daniels Group for all such fees and expenses including the reasonable fees of counsel as they are incurred by Daniels Group in connection with pending or threatened litigation whether or not Daniels Group is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgement of a court of competent jurisdiction to result primarily from Daniels Group's gross negligence, wilful misconduct or bad faith. The Company also agrees that Daniels Group shall have no liability for claims, liabilities, damages, losses or expenses, including legal fees, incurred by the Company unless they are determined by final judgement of a court of competent jurisdiction to result primarily from Daniels Group's gross negligence, wilful misconduct or bad faith.

             In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found in a final judgement by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Daniels, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgement, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Daniels, on the other hand, and also the relative fault of the Company on the one hand, and Daniels, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgements, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Daniels shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Daniels pursuant to the Agreement.

             In case any action shall be brought against Daniels Group with respect to which indemnity may be sought against the Company under this agreement, Daniels Group shall promptly notify the Company in writing and the Company shall, if requested by Daniels Group, assume the defense thereof, including the employment of counsel and payment of all fees and expenses related thereto. Daniels Group shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of Daniels Group, unless:
(i) the Company has failed to assume the defense and employ counsel, or (ii) the named parties to any such action (including any impleaded parties) include Daniels Group and the Company, and Daniels Group shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company; provided, however, that the Company shall not

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in such event be responsible hereunder for the fees and expenses of more than one such firm of separate counsel, in addition to any local counsel. The Company shall not be liable for any settlement of any such action effected without the written consent of the Company, and the Company agrees to indemnify and hold harmless Daniels Group from and against any loss or liability by reason of settlement of any action effected with the consent of the Company.

             Neither termination nor completion of the engagement of Daniels referred to above shall affect these indemnification provisions which shall then remain operative and in full force and effect.